WRITTEN ACTION OF

THE BOARD OF DIRECTORS OF

BONTAN CORPORATION INC.

IN LIEU OF MEETING

The undersigned, being all of the members of the Board of Directors of Bontan Corporation Inc., an Ontario corporation (the “Company”), do hereby take the following actions effective as of 18th day of September, 2006:

Ratification Of Private Placement Of Company Securities

WHEREAS, the Board of Directors by resolution s dated February 24, 2006 and March 6, 2006 had previously approved a private placement for the sale of up to 10,000,000 units (a "Unit"), at $.25US per Unit, each Unit comprised of one (1) common share of the Company (a "Common Share"), and one share purchase warrant entitling a subscriber to purchase for a period of two years from the Unit issuance date one (1) additional common share of the Company (a “Warrant Share”) at $.35US per Warrant Share to accredited investors as such term is defined in Rule 501(a) of the Regulation D of the Securities Act of 1933 (the "Securities Act") and/or to non-U.S. persons qualifying in an offering under Regulation S of the Securities Act and also complying with applicable securities laws in the provinces of Canada ("Canadian Securities Laws") (the foregoing referred to as the "Private Placement");

WHEREAS, the Company has closed on such Private Placement and desires to ratify certain additional actions of the Company as set forth herein; NOW THEREFORE BE IT:

RESOLVED, that the offer and sale of the Private Placement by the Company of a total of 10,400,000 Units is hereby ratified and approved in all respects; and

RESOLVED, that the issuance of 1,040,000 Warrant Shares to Current Capital Corp. as a finders fee for its services and efforts in connection with the Private Placement is hereby ratified and approved in all respects.

F-3 Registration Statement

WHEREAS, the Company desires to register for resale (a) 10,400,000 Common Shares issued in connection with the Private Placement, and (b) 11,440,000 Warrant Shares which may be issued upon the exercise of warrants issued in the Private Placement to allow the holders thereof who received the Common Shares and the Warrant Shares to be able to dispose of the same from time to time pursuant to a Registration Statement on Form F-3;  NOW, THEREFORE BE IT

RESOLVED, that a Registration Statement on Form F-3 under the Securities Act of 1933, as amended, covering the Common Shares and the Warrant Shares is hereby approved to be prepared in all respects.

RESOLVED FURTHER, that the Company, acting through its Chief Executive Officer, is hereby authorized to file such the Registration Statement on Form F-3, with the U.S. Securities and Exchange Commission, that the Chief Executive Officer is hereby authorized to make changes to such document as may be contemplated or required pursuant to the rules and regulations of the Securities and Exchange Commission all in such form as such officer may determine and approve (such determination and approval to be established conclusively by such officer’s execution and delivery of such documents and any such related documents and instruments).

Further Actions

RESOLVED, that the Board of Directors hereby authorizes and directs the proper officers of the Company to take any and all action necessary or convenient for carrying out the foregoing resolutions consistent with the Securities Act and the Canadian Securities Laws.

IN WITNESS WHEREOF, the undersigned have hereunto affixed their signatures.

DIRECTORS:

__/s/____________________________

Kam Shah

__/s/____________________________

Dean Bradley

__/s/____________________________

Damian Lee

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